Exhibit 10.109

Guaranty

To: Mizuho Bank, Ltd.	Date:

Guarantor (to be signed/sealed by the Guarantor him/herself)

Address:	9601 Wilshire Blvd., Suite 220 Beverly Hills, CA 90210

Name:	Kennedy Wilson, Inc. Robert E. Hart Vice President and Assistant Secretary

Agreement

(hereinafter, the Bank), the Guarantor, hereby agreeing to the terms and conditions of this Agreement in addition to the provisions of the Agreement on Bank Transactions and the agreement related to the obligations specified below, both agreed to separately by the Obligor, hereby guarantees, and shall be liable jointly and severally with the Obligor for, the performance of all such obligations.

Article 1.                The Bank may without any consent of the Guarantor reed without affecting the Guarantor’s liability hereunder modify or release any security or other guarantee held in respect of the Obligor’s obligations hereby guaranteed.

Article 2.                The Guarantor shall not set off any obligations the Obligor owes the Banks against the Obligor’s deposits and/or any other of the Obligor’s credits with the Bank.

Article 3.                In case the Guarantor performs any of its obligations owed under this guarantee, the Guarantor shall not exercise any rights obtained from the Bank by way of subrogation without the prior consent of the Bank so long as transactions between the Obligor and the Bank continue. Furthermore, in ease monetary compensation is paid with respect to the rights which are subject to such subrogation, the Bank shall have preference aver the Guarantor in the appropriation of such money for the satisfaction of the Obligor’s obligations owed to the Bank.

Article 4.                If the Guarantor has provided the Bank with any guarantee for the transactions between the Obligor and the Bank other than this guarantee, said other guarantee shall in to way he modified- or affected by this guarantee. If the Guarantor has provided the Bank with any other guarantee with a limitation in amount, the amount guaranteed by this Agreement shall not be included in but shall be deemed to be in addition to the maximum amount in said other guarantee. These provisions described hereinabove in this Article 4 shall apply to any case in which the Guarantor may hereafter provide the Bank with any other guarantee for any transactions between the Obligor and the Bank.

If the Guarantor is a corporation:

In providing this guarantee, the Guarantor hereby represents and warrants that it has undertaken all the necessary procedures under any applicable laws and regulations, all procedures required by its articles of association, and any other necessary procedures.

Contents of the guaranteed obligations:  The Guarantor confirms the guaranteed obligations as follows.

To the Guarantor:  Please select only one of the contents of guaranteed obligations below (1, 2, 3, 4, 5, 6, or 7) and affix a confirmation seal/signature in the corresponding space in the right column. If selecting 2, please check the box next to the appropriate details in subsections (1) and (2).

	/Details (see NOTE)	Confirmation seal/signature

1	Any and all obligations which the Obligor at present or in the future may owe the Bank under Article I of the Agreement on Bank Transactions, agreed to separately by the Obligor.	(certified seal)

Any and all obligations which the Obligor at present or in the future may owe the Bank under Article I of the Agreement on Bank Transactions, agreed to separately by the Obligor, provided such obligations conform to the following limits:

2.	(1) Limit on guarantee obligation	(certified seal)

☐ Not to exceed JPY .

☐ Not to exceed limit on principal of JPY plus any and all obligations incident thereto.

(2) Time limit on guaranteed obligations

☐ Obligations from transactions entered into until (date).

☐ No time limit.

3	The Obligor’s obligations to the Bank arising from the loan agreement entered into on July 10, 2001(date) (initial loan amount at JPY6000,000,000), plus any and all obligations incident thereto.	(certified seal)

	/Details (see NOTE)	Confirmation seal/signature

4

Obligor’s obligations to the Bank in the amount of JPY                          (agreement amount JPY                        ) arising from the note or bill drawn on                                (date), plus any and 11 obligations incident thereto. Furthermore, when a new note or bill is executed by the Obligor and delivered to the Bank in substitution for a note or bill theretofore executed and delivered by the Obligor, the previous note or bill shall be deemed to have been revised, and this guarantee will cover the obligations arising from a loan against the new note or bill. The same shall apply to any subsequent renewal of notes or bills

(certified seal)

5

The Obligor’s indemnity obligations to the Bank in the amount of JPY                        (agreement amount JPY                         ) arising from the application for an acceptance or guarantee transaction dated                         , plus any and all obligations incident thereto.

(certified seal)

6	Any and all of the Obligor’s obligations to the Bank arising from the overdraft agreement (overdraft limit amount JPY ) dated .	(certified seal)

7		(certified seal)

NOTE:  If the Guarantor wishes to guarantee obligations arising from only certain type(s) of transaction, he or she is requested to indicate the type(s) of obligations (transaction} in the corresponding space and indicate that a modification was made by stating the number of letters inserted outside of the column and affixing his or her seal/signature beside such statement.

(The English translation is for convenience only.  All questions that may arise within or without courts of law in regard to the meaning of the words, provisions, and stipulations of this Agreement shall be decided in accordance with the Japanese text.)